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                           HILLS BANCORPORATION
                                EXHIBIT 11
                 COMPUTATION OF EARNINGS PER COMMON SHARE



                              Three Months Ended     Six Months Ended
                                   June 30,             June 30,
                               1995       1994       1995       1994

Shares of common stock,
  beginning                   487,622    487,622    487,622    487,622

  Shares issued during this
    period                        - -        - -        - -        - -

Shares of common stock,
  ending                      487,773    487,622    487,773    487,622

Weighted average number
  of shares                   490,799    488,967    490,799    489,243
  outstanding #

Earnings and Earnings per
  share:

  Net income (in thousands)   $ 1,166    $ 1,103    $ 2,383    $ 2,274

  Earnings per common share   $  2.38    $  2.25    $  4.86    $  4.65


# Computation of weighted average number of shares include equivalent shares attributable to stock options granted in 1993, computed under the treasury stock method.